Exhibit 3

IDENTIFICATION OF MEMBERS OF THE GROUP

The following filing persons may be deemed to be members of a “group” under Section 13(d) of the Securities Exchange Act of 1934, as amended:

Green Equity Investors V, L.P., a Delaware limited partnership.

Green Equity Investors Side V, L.P., a Delaware limited partnership.